UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K/A-1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2008

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

10807 E Montgomery Dr. Suite #1 Spokane Valley, WA	99206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

As previously reported by us in our 8-K filed with the Commission on August 28, 2008, Cougar Gold LLC, a Delaware limited liability company (“Cougar Gold”), had entered into a Subscription Agreement with us whereby Cougar Gold purchased 500,000 shares of our common stock for $50,000, provided that if Cougar Gold elected not to enter into an agreement covering our Idaho Properties, we would issue an additional 500,000 shares of stock at no additional cost.  On September 9, 2008, we received notice from Cougar Gold that it had elected not to enter into the agreement covering the Idaho Properties and we are now obligated to issue the additional 500,000 shares.

Item 3.02  Unregistered Sales of Equity Securities

As set forth above, effective September 9, 2008, we are obligated to issue an additional 500,000 shares to Cougar Gold as part of the original purchase of 500,000 shares of common stock by it for $50,000.  These additional 500,000 shares are being issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) and/or Section 4(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering.  At the effective time of the issuance of the additional shares, Cougar Gold was an accredited investor as defined in Regulation D.  It had previously delivered appropriate investment representations with respect to this stock issuance and consented to the imposition of restrictive legends upon the stock certificate representing the additional 500,000 shares.  Cougar Gold did not enter into the original transaction with the Company as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.  Representatives of Cougar Gold were also afforded the opportunity to ask questions of the Company’s management and to receive answers concerning the terms and conditions of the transaction.  No underwriting discounts or commissions were paid in connection with the issuance of the additional 500,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Date:  September 11, 2008

Matt J. Colbert, CFO

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